SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 23, 2007
iROBOT CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

000-51598	77-0259335

(Commission File Number)	(IRS Employer Identification No.)

63 South Avenue, Burlington, Massachusetts	01803

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 345-0200
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)	On January 23, 2007, Gregory F. White resigned his position as the president of the Home Robots division of iRobot Corporation (the “Company”). The resignation as an officer will be effective immediately. The Company and Mr. White have agreed that Mr. White will remain employed by the Company, and serve as a special advisor, until March 26, 2007.
(e)	On January 23, 2007, the Company entered into a separation agreement with Gregory F. White setting forth the terms of Mr. White’s resignation as president of iRobot Home Robots. Pursuant to the separation agreement, Mr. White will resign as president of the Company’s Home Robots division and as an executive officer of the Company and will assume the role and title of special advisor at an annual base salary of $125,000.00. The separation agreement also provides, among other things, the following: (i) an extension of Mr. White’s noncompetition and nonsolicitation obligations to the Company pursuant to the noncompetition and nonsolicitation agreement between the Company and Mr. White; (ii) the repurchase by the Company of any unvested shares of restricted stock held by Mr. White upon the termination of his employment with the Company; and (iii) a general release by Mr. White. Mr. White’s invention and confidentiality agreement with the Company and non-competition and non-disclosure agreement with the Company (as amended by the separation agreement) will survive Mr. White’s employment with the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iRobot Corporation
January 23, 2007	By:	/s/ Glen D. Weinstein
Glen D. Weinstein
General Counsel and Secretary